Exhibit 99.2

Anchor Glass Container Corporation Reports 2004 Second Quarter Results
- Declares $0.04 Per Share Quarterly Dividend -

TAMPA, Florida, August 5, 2004 — Anchor Glass Container Corporation (NASDAQ:AGCC) today reported financial results for its second quarter ended June 30, 2004. Second quarter 2004 net sales increased 14.6% to $214.1 million from $186.8 million in the prior year. Second quarter 2004 net income increased four fold to $5.4 million from $1.3 million in the prior year. Income applicable to common stockholders was $5.4 million, or $0.22 per share, versus second quarter 2003 loss applicable to common stockholders of $1.1 million or $(0.08) per share. As a result of the company’s September 2003 initial public offering, shares outstanding used to calculate per share amounts increased to 24,753,743 in the second quarter 2004 from 13,499,995 a year ago.

Included in second quarter 2004 income from operations were incremental energy penalties of $6.0 million, or $0.24 per share, as previously announced. Also, included in cost of goods sold is a gain on sale of $2.8 million and the associated release of a non-cash reserve of $975,000, in total $0.15 per share, associated with the sale of three closed facilities in Cliffwood, New Jersey, Royersford, Pennsylvania, and Chattanooga, Tennessee. Second quarter 2004 operating income of $17.4 million increased 48.4% from $11.7 million in the prior year; excluding the asset sale gain operating income increased 15.8%.

Richard M. Deneau, chief executive officer, stated, “Anchor Glass’s second quarter results reflect the benefits of our initiatives to invest in manufacturing scale to win business and leverage our fixed costs. Despite the incremental energy costs that we absorbed in the quarter, we achieved a strong operating profit increase through volume gains from new customers, continued positive gross margin impact from our facilities betterment initiatives, and solid administrative expense leverage. Tons packed for the quarter improved by 3.4% from last year, a slightly lower increase than we had planned due to a variety of factors that we believe are now behind us, and therefore we anticipate a rebound of this measure in the third quarter.

“As we enter the second half of 2004, we expect to begin to fully realize the margin benefit of our existing betterment program, which should flow through our financial results during the rest of this year. In addition, we have secured the bulk of our capacity for the next several years under recently negotiated customer contracts. This enables us to balance Anchor Glass’ existing supply and demand, strengthening our position in the industry.”

Mr. Deneau continued, “Glass demand dynamics are changing: conversion in the beer market to glass packaging from aluminum is taking place, but the food packaging conversion away from glass is creating excess capacity. To respond to this changing environment, we plan to focus more keenly on long-term strategic development and on harvesting our EBITDA potential by accelerating our initiatives to drive asset productivity, reduce costs, and increase our mix of higher margin product. Our objective is to achieve an annualized $50 million free cash flow run rate by the end of 2005. In addition, we are currently beginning to explore top line opportunities that lever our enhanced manufacturing operations and strengthened financial foundation.”

Management Announcement

The company announced separately today that Darrin Campbell, formerly executive vice president sales and chief financial officer, has been named president and chief operating officer. Richard Deneau will continue to serve as Anchor Glass’ chief executive officer. Peter Reno, formerly vice president of finance, has been named interim chief financial officer.

Second Quarter 2004 Financial Review

The second quarter 2004 sales increase from last year’s quarter reflects strong sales gains from new business in the beverage and liquor categories as well as core beer category sales increases. New business volumes and higher shipments in the beer category were partially offset by the food and ready-to-drink categories, for a total volume increase of 19% in the quarter.

The $4.1 million change in net income reflects:

•	Anchor Glass’ facilities betterment initiatives and improved efficiencies helped to offset ongoing higher energy costs in manufacturing and distribution. Excluding the $6.0 million incremental energy penalty and the gains related to asset sales, second quarter gross margin expanded 210BP from last year to 12.0% as increased volumes were partially offset by slightly unfavorable product mix.

•	Greater efficiency in SG&A expense, which decreased 8.8% in dollar terms and 80BP to 2.9% of sales from last year’s 3.7% level as lower professional fees and the benefits of the renegotiated corporate headquarters lease were partially offset by higher personnel and benefit costs.

•	EBITDA growth of 3.9% to $30.3 million from $29.1 million in last year’s quarter; excluding energy penalties, EBITDA increased 24.5%.

Capital spending for the quarter totaled $21.5 million primarily associated with the completion of our 2004 capital projects as well as mold replacements associated with new business volume. Full year 2004 capital expenditures are planned to be $55 to $59 million.

For the six months ended June 30, 2004, sales increased 15.6% to $403.6 million from $349.2 million in the first six months of last year. Net income for the first six months of 2004 was $1.1 million compared to a first six months 2003 net loss of $10.6 million. Income applicable to common stockholders for the first six months of 2004 was $1.1 million, or $0.05 per share, compared to loss applicable to common stockholders of $15.3 million, or $(1.14) per share.

Second Quarter Conference Call

Anchor Glass will discuss second quarter 2004 results during a conference call today, Thursday, August 5, 2004 at 8:30 a.m. Eastern Time. Interested parties may listen to the call at www.shareholder.com/anchor/medialist.cfm or via the conference call line at (800) 810-0924. A replay of the conference call will be available until August 13, 2004 at www.shareholder.com/anchor/medialist.cfm or by phone at (888) 203-1112, confirmation number 735559.

Dividend Declared

The Board of Directors of Anchor declared a quarterly dividend of $0.04 per share of its common stock. The dividend is payable September 15, 2004 to stockholders of record at the close of business on September 1, 2004.

Use of Non-GAAP Information

EBITDA is an amount equal to net income (loss) plus interest expense; income taxes; depreciation and amortization; loss (gain) on fixed asset sales; and other non-cash items. EBITDA is not a presentation made in accordance with generally accepted accounting principles (GAAP) and is not intended to present a superior measure of financial condition or profitability from those determined under GAAP. EBITDA is a primary component of financial covenants under Anchor’s debt agreements. Although management uses this measure, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the Company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the Company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials; the Company’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the Company’s dependence on certain executive officers; and changes in environmental and other government regulations. The Company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s annual report on Form 10-K, which could cause actual results to differ from those projected. The Company disclaims any obligation to update any forward-looking statements.

About Anchor

Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has nine strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.

Anchor Glass Container Corporation
Financial Summary
Dollars in thousands. Unaudited.

	Second quarter ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Net sales	$214,051	$186,822	$403,612	$349,225
Cost of products sold	190,440	168,283	365,435	321,281
Selling and administrative expenses	6,218	6,820	13,309	13,466

Income from operations	17,393	11,719	24,868	14,478
Other income, net	3	585	399	68
Interest expense	(12,020)	(11,007)	(24,161)	(25,138)

Net income (loss)	$5,376	$1,297	$1,106	$(10,592)

Income (loss) applicable to common stock	$5,376	$(1,113)	$1,106	$(15,343)

Basic and diluted net income (loss) per share applicable to common stock	$0.22	$(0.08)	$0.05	$(1.14)

Basic weighted average number of common shares outstanding	24,554,848	13,499,995	24,535,546	13,499,995

Diluted weighted average number of common shares outstanding	24,753,743	13,499,995	24,735,322	13,499,995

EBITDA	$30,254	$29,122	$55,442	$48,133

Reconciliation of net income (loss) to EBITDA

	Second quarter ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Net income (loss)	$5,376	$1,297	$1,106	$(10,592)
Interest expense	12,020	11,007	24,161	25,138
Depreciation and amortization	16,257	17,215	33,853	33,409
(Gain) loss on fixed asset sales	(2,766)	221	(2,767)	292
Other noncash items	(633)	(618)	(911)	(114)

EBITDA	$30,254	$29,122	$55,442	$48,133

Balance sheet data

	June 30,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$183	$23,083
Accounts receivable	53,635	36,674
Inventories	126,588	136,784
Other current assets	9,184	11,230

Total current assets	189,590	207,771
Property, plant and equipment, net	488,070	477,253
Other assets	14,088	14,674
Intangible assets	6,450	6,846

	$698,198	$706,544

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under revolving credit facility	$8,126	$—
Current maturities of long-term debt	9,106	8,895
Other current liabilities	106,020	118,175

Total current liabilities	123,252	127,070
Long-term debt	417,401	422,881
Long-term post-retirement liabilities	41,529	40,197
Other long-term liabilities	18,980	20,833

	477,910	483,911
Commitments and contingencies	97,036	95,563

Stockholders’ equity	$698,198	$706,544

Cash flow data
Six months ended June 30,

	2004	2003
Cash flows from operating activities:
Net income (loss)	$1,106	$(10,592)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation	31,520	31,901
Amortization	2,333	1,508
Amortization of financing fees	881	4,433
(Gain) loss on fixed asset sales	(2,767)	292
Other	(834)	(82)
Decrease in cash resulting from changes in assets and liabilities	(21,926)	(37,587)

	10,313	(10,127)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(42,362)	(56,183)
Purchase of equipment under leases	—	(39,217)
Proceeds from sale of property and equipment	5,513	10,414
Other	(2,458)	2,673

	(39,307)	(82,313)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	300,000
Principal payments of long-term debt	(5,072)	(173,834)
Dividends paid on common stock	(1,963)	—
Net draws (repayments) on revolving credit facility	8,126	(9,031)
Payment of capital lease obligations for assets purchased	—	(5,539)
Other	5,003	(19,187)

	6,094	92,409
Cash and cash equivalents:
Decrease in cash and cash equivalents	(22,900)	(31)
Balance, beginning of period	23,083	351

Balance, end of period	$183	$320

Contact:	Darrin Campbell
President and Chief Operating Officer
Anchor Glass Container Corporation
813/882-7825
Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212/838-3777